August 15, 2000

Jeremy's Microbatch Ice Creams, Inc.
3401  Market  Street
Suite  312
Philadelphia,  PA  19104

RE:     Registration  Statement  on  Form  S-8

Gentlemen/Ladies:

We have acted as counsel to Jeremy's Microbatch Ice Creams, Inc. (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") relating to an offering of up to 750,000 shares of the Company's Common Stock of the par value $.01 (the "Shares") in connection with the Company's 2000 Stock Option Plan ("Plan").

We are familiar with the Registration Statement and the Agreement. We have reviewed the Company's Certificate of Incorporation and By-laws, each as amended to date. We also have examined such public and private corporate documents, certificates, instruments and corporate records, and such questions of law, as we have deemed necessary for the purpose of expressing an opinion on the matters set forth below. In all examinations of documents we have assumed the genuineness of all signatures appearing on such documents, and the genuineness and authenticity of all copies of the original document.

On the basis of the foregoing, we are of the opinion that the Shares, when issued in accordance with the Plan as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an Exhibit to the Registration Statement.


Very  truly  yours,

ECKERT  SEAMANS  CHERIN  &  MELLOTT,  LLC


By:  /s/  Joseph  Chicco
   ------------------------------
     Joseph  Chicco


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